------
FORM 4
------

                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549                                        ---------------------------
                                                                                                               OMB APPROVAL
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                             ---------------------------
/ / Check this box if no                                                                                 OMB Number:       3235-0287
    longer subject to         Filed pursuant to Section 16(a) of the Securities                          Expires: September 30, 1998
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                             Estimated average burden
    or Form 5 obligations         Public Utility Holding Company Act of 1935                             hours per response......0.5
    may continue. See              or Section 30(f) of the Investment Company                            ---------------------------
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
                                                  Hanover Capital Mortgage Holdings, Inc.        to Issuer (Check all applicable)
    Mizerak       Joyce             S.            HCM
-------------------------------------------    --------------------------------------------      x  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          x  Officer (give    Other (Specify
 100 Metroplex Drive  Suite 301                   Person (Voluntary)         February, 1999     ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                        --------------------    5. If Amendment,        Managing Director and Secretary
                                                                            Date of Original  --------------------------------------
Edison           New Jersey        08817                                    (Month/Year)      7. Individual or Joint/Group Filing
---------------------------------------------                                                     (Check Applicable Line)
(City)          (State)             (Zip)                                                     x   Form filed by One Reporting Person
                                                                            ------------      __  Form filed by More than One
                                                                                                  Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:         direct
                                               (Instr. 8)                                End of Month        Direct        Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or        cial
                                   Day/   ---------------------------------------                            Indirect      Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)           ship
                                                                  (D)                                        (Instr. 4)   (Instr. 4)

Common Stock +                   2/3/99   P              5,000     A        4.250          118,700             D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
+Purchase of Units consisting of one share and one warrant per Unit.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                             (Over)
                                                                                                                      SEC 1474(7-96)

                           (Print or Type Responses)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Rights to Acquire                                                                             Common Stock  32,500
------------------------------------------------------------------------------------------------------------------------------------
Options (Rights to Acquire)                                                                   Common Stock  43,029
------------------------------------------------------------------------------------------------------------------------------------
Warrants*                      15.00                                          3/15/98 9/15/00 Common Stock   5,800
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
Rights to Acquire                 32,500                    D
-------------------------------------------------------------------------------------------------------
Options (Right to Acquire)        43,029                    D
-------------------------------------------------------------------------------------------------------
Warrants*                          5,800                    D
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

* Purchase of Units consisting of one share and one warrant per Unit.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Joyce S. Mizerak            3/10/99
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                    ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                      SEC 1474 (7-96)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
